Exhibit 99.1

Guerrilla RF Reports Third Quarter 2023 Results

Company demonstrates strong Year-over-Year revenue growth of 52%, driven by increase in automotive product sales

GREENSBORO, NC — November 13, 2023 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency and microwave communications solutions, today announced its financial and operating results for the third quarter ended September 30, 2023.

“Our Q3 revenue experienced a 51.7% year-over-year increase to $3.4 million, as we grew our sales in the automotive sector.” said Ryan Pratt, founder and CEO. “We continue to experience expanding product sales in the automotive sector and other growth markets. Our customer commitment remains strong, with a backlog of $6.0 million at the end of Q3 compared to $3.3 million at the end of Q3 last year.”

Mr. Pratt continued, “We continue to focus on expense control to reach operating cash flow break even mid-2024. Net cash used in operating activities was reduced by approximately $800,000 to $2.3 million for the third quarter from $3.1 million for the second quarter 2023.”

Financial Highlights for Q3 2023:

●

Revenues were on the upper end of initial guidance of $3.0 to $3.5 million reported in August 2023 at $3.4 million for the three months ended September 30, 2023, as compared to $2.2 million in the year-ago quarter. The increase in revenues was primarily attributable to continued strength in the automotive market.

●	Net cash used in operating activities decreased by approximately $800,000 to $2.3 million as compared to $3.1 million for the previous quarter.

●	Subsequent to quarter end, the Company drew down additional funding of $1.25 million from an existing credit facility.

●	Product revenue growth for the third quarter of fiscal 2023 increased 65.9% from the third quarter of fiscal 2022. Growth came from continued traction within the automotive space.

●

Gross profit margin for the third quarter of fiscal 2023 was 55.7% of revenues, a decrease from 57.1% for the third quarter of fiscal 2022. This is a result of lower contribution margins from product mix shifts as compared to the year-over-year comparison.

●

R&D expenses increased 32.3% to $2.8 million compared to $2.1 million for the prior year period and 4.6% quarter-over-quarter. The increase reflects the continued investment in new product development as well as the gallium arsenide (GaAs) build-out, and in the R&D team for the upcoming gallium nitride (GaN) products. We believe these investments are laying a solid foundation for the Company’s future product offerings.

●

Operating loss for the third quarter of fiscal 2023 was $3.7 million as compared to $3.3 million for the third quarter of fiscal 2022. Increased investment in R&D ($678 thousand) and sales and marketing ($254 thousand) for the quarter compared to the prior year period together accounted for $932 thousand.

●	Net loss per share was $0.62 and $0.66 for the third quarter of fiscal 2023 and 2022, respectively.

●

Backlog (a non-GAAP measure) increased at the end of the third quarter of fiscal 2023 to $6.0 million as compared to $3.3 million at the end of the third quarter of fiscal 2022, and $5.6 million at the end of the second quarter 2023.

●

Cash balance at September 30, 2023 was $0.9 million as compared to $2.1 million at the end of the third quarter of fiscal 2022. (The Company has subsequently drawn down an additional $1.25 million from an existing loan facility.)

Corporate Highlights:

●	Management expects full year 2023 revenue to be between $14.7 and $15.2 million.

●	Management expects full year 2024 revenue to be between $21.0 and $26.0 million.

●

Continued focus on expense reduction is expected to allow the Company to achieve operational cash flow breakeven by mid- 2024, i.e. excluding interest expense, and other non-operating and non-recurring expenses.

●

Recently announced first production purchase order (PO) and shipment to the satellite communications market (SATCOM) with PO from a tier 1 SATCOM company. The initial PO was for $360,000, the majority of which is expected to be shipped by year end. The Company expects SATCOM 2024 revenues to exceed $1.0 million and the total market opportunity to exceed $560 million.

	Unaudited
	Three Months Ended September 30,
	2023	2022
Product revenue	$3,354,879	$2,022,701
Royalties	11,032	196,603
Total	3,365,911	2,219,304

Direct product cost	1,490,779	950,841

Gross Profit	1,875,132	1,268,463

Operating Expenses:
Research and development	2,775,430	2,097,276
Sales and marketing	1,445,790	1,192,286
Administration	1,381,119	1,325,383
Total Operating Expenses	5,602,339	4,614,945

Operating Loss	(3,727,207)	(3,346,482)

Interest expense	(731,618)	(303,368)
Change in fair value of derivative liabilities	(47,400)	-
Other income (expense)	25,277	(18,028)
Total Other Expenses, net	(753,741)	(321,396)
Net loss	$(4,480,948)	$(3,667,878)

Net loss per share - basic and diluted	$(0.62)	$(0.66)

Weighted average common shares outstanding - basic and diluted	7,211,095	5,552,736

	Unaudited
	September 30, 2023	December 31, 2022
Assets
Cash	$876,911	$4,340,407
Accounts receivable, net	1,541,483	1,124,971
Inventories, net	1,903,929	1,672,925
Prepaid expenses	240,537	643,401
Total Current Assets	4,562,860	7,781,704

Prepaid expenses and other	-	3,574,746
Deferred offering costs	224,656	-
Operating lease right-of-use assets	10,760,967	209,669
Property, plant, and equipment, net	4,138,530	5,098,097
Total Long-Term Assets	15,124,153	8,882,512

Total Assets	$19,687,013	$16,664,216

Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	$2,581,714	$4,426,477
Short-term debt	1,157,815	959,803
Derivative liabilities	63,200
Operating lease, current portion	745,144	139,794
Finance lease, current portion	1,041,010	1,078,506
Notes payable, current portion, net	7,778,600	-

Total Current Liabilities	13,367,483	6,604,580

Long-term debt	733,511	$44,279
Operating lease	6,341,829	71,714
Capital lease	1,992,260	2,984,618
Notes payable	-	4,604,132
Convertible notes	78,634	-
Convertible notes - related parties	697,743	-
Total Liabilities	23,211,460	14,309,323

Preferred stock	$-	$-
Common stock	789	621
Additional paid in capital	35,851,380	29,427,440
Accumulated deficit	(39,376,616)	(27,073,168)
Total Stockholders' Equity (Deficit)	(3,524,447)	2,354,893
Total Liabilities and Stockholders' Equity (Deficit)	$19,687,013	$16,664,216

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

sfunchess@guerrilla-rf.com

+1 336 510 7840